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                                  EXHIBIT 11

                              CURAGEN CORPORATION
                       COMPUTATION OF NET LOSS PER SHARE
                      ATTRIBUTABLE TO COMMON STOCKHOLDERS
                                  (unaudited)
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

                                                                            THREE MONTHS ENDED
                                                                                 MARCH 31,
                                                                  ---------------------------------
                                                                        1998              1997
                                                                  ---------------- ----------------
Net loss                                                              ($3,167,513)      ($536,484)
Preferred dividends                                                      (508,435)        (17,106)
                                                                  ---------------- ----------------

Net loss attributable to common stockholders                          ($3,675,948)      ($553,590)
                                                                  ================  ===============
Basic and diluted net loss per share attributable to
   common stockholders                                                     ($0.40)         ($0.10)
                                                                   ===============  ===============

Weighted average number of shares used in computing
   basic and diluted net loss per share attributable to
   common stockholders                                                  9,187,491       5,522,022
                                                                   ===============  ===============
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